-1-

                                                  Exhibit (h)(v) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                         SHAREHOLDER SERVICES AGREEMENT


      AGREEMENT made as of the 27th day of May, 1997, by and between Federated Municipal Trust, a Massachusetts business trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 (the "Trust"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Trust set forth in Schedule A hereto (as may be amended from time to time), and BankBoston, N.A., a subsidiary of BankBoston Corp., a bank holding company organized under the laws of the Commonwealth of Massachusetts, having its principal office and place of business at 100 Federal Street, Boston, MA 02110 ("BankBoston").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") with authorized and issued Shares of beneficial interest ("Shares"); and

      WHEREAS, the Trust has adopted a shareholder services plan (the "Plan") to allow the Trust to make payments to obtain certain personal services for shareholders and/or maintenance of shareholder accounts;

      WHEREAS, the Trust wishes to retain BankBoston to provide certain shareholder services of the Investment Shares class of certain of the Funds, any other Funds and any other classes of the Funds as in the future may be added to Schedule A to this Agreement ("Classes"), on whose behalf the Trust executes the aforesaid Schedule A to this Agreement, and BankBoston is willing to furnish such services;

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

Article 1.  Appointment.

      The Trust hereby appoints BankBoston to provide certain shareholder services to the Funds for the period and on the terms set forth in this Agreement. BankBoston accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3.

Article 2.  Services and Duties.

      Subject to the supervision and control of the Trust's Board of Trustees, BankBoston will assist the Trust, the Funds, and/or the Classes with regard to shareholder services and in connection therewith undertakes to do the following specific services:

          A. Reviewing and processing information related to the activity in applicable accounts;

           B. Maintaining and distributing current copies of the Trust's disclosure documents and reports of financial information to current shareholders;



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           C.     Providing an information link among departments of BankBoston and its affiliates, Transfer Agent(s), Portfolio Accounting Service Providers and Legal Counsel in connection with shareholder matters;

           D. Updating shareholder information relating to opening and closing accounts with the Trust, purchase, redemption and exchange transactions, account designations or addresses;

          E. Providing an information link to customers regarding the Funds and Classes;

           F. Engaging in other ministerial tasks related to the provision of an information link, such as maintaining required files of certain shareholder inquiries;

           G. Processing information related to the proper form of instructions in conjunction with redemptions or changes in account classifications;

           H. Providing Portfolio Accounting Service Providers and Transfer Agent with periodic and final daily share activity and total outstanding share information; and

           I. Reconciling shares outstanding, dividends and capital gains distributions on the Transfer Agent and Sub-Transfer Agent systems to the BankBoston recordkeeping system.

      Nothing contained herein shall be construed to authorize BankBoston to act as Transfer Agent of the Funds and/or Classes (it being understood that Federated Services Company and Boston Financial Data Services, Inc., or such other transfer agent as may be selected to serve as transfer agent or sub-transfer agent by the Trust's Board of Trustees, provide such services) or to perform any services hereunder primarily intended to result in the sale of shares of the Trust, the Funds or the Classes.

Article 3.  Compensation and Allocation of Expenses.

         A. The Funds will compensate BankBoston for its services rendered pursuant to Section One of this Agreement in accordance with the fees set forth on Fee Schedule B, annexed hereto and incorporated herein. The Funds will pay no out-of-pocket expenses to BankBoston.

         B. The fee for the period from the effective date of application of this Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to BankBoston, the value of the Fund's net assets shall be computer at the time and in the manner specified in the Fund's Prospectus.


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         C.   BankBoston in its sole discretion may from time to time employ or associate with itself such person or persons as BankBoston may believe to be particularly suited to assist it in performing services under this Agreement, including its affiliates. Such person or persons may be officers and employees who are employed by both BankBoston and the Trust. The compensation of such person or persons shall be paid by BankBoston and no obligation shall be incurred on behalf of the Trust, the Funds, or the Classes in such respect.

         D. Any compensation payable to BankBoston in connection with the investment of its customer's assets in the Trust: (a) will be disclosed by BankBoston to its customers; (b) will be authorized by BayBank System's Customers; and (c) will not result in an excessive fee to BankBoston.

Article 4.  Representations and Warranties.

         A.   Representations and Warranties of BankBoston

              BankBoston represents and warrants to the Trust that:

            (1) It is a Massachusetts corporation duly organized and existing and in good standing under applicable law.

          (2) It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

          (3) All requisite corporate proceedings shall be taken to authorize it to enter into and perform this Agreement.

            (4) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

            (5) It will comply with all applicable federal banking and securities law in connection with the services provided hereunder.

         B.   Representations and Warranties of the Trust

              The Trust represents and warrants to BankBoston that:

              (1) It is a Massachusetts business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

              (2) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

              (3) All corporate proceedings required by said Declaration of
                  Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

              (4) It is an open-end investment company registered under the
                  Investment Company Act of 1940, as amended.


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              (5) A registration statement under the Securities Act of 1933 shall be effective with respect to the Funds and Classes as set forth on Schedule A, and appropriate state securities law filings shall be made and will continue to be made, with respect to all Shares of each Fund being offered for sale, in each case as of the time any share of any such Fund and Class is sold.

Article 5.  Standard of Care/Indemnification.

            A.    Standard of Care.

                  BankBoston shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however that BankBoston shall be held to any higher standard of care which would be imposed upon BankBoston by any applicable law or regulation even though such stated standard of care was not part of this Agreement. BankBoston shall not be liable for losses or damages resulting from events beyond its reasonable control.

            B.    Indemnification by Trust.

                  BankBoston shall not be responsible for and the Trust shall indemnify and hold BankBoston harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence, or willful misconduct, or which arise out of the breach of any representation or warranty of the Trust hereunder.

                  Provided, however, that BankBoston shall not be protected by this Article 5.B. from liability for any act or omission resulting from BankBoston' lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 5.A., above.

            C. Indemnification by BankBoston.

                  BankBoston shall indemnify and hold the Trust harmless against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of any action or failure or omission to act by BankBoston as a result of BankBoston' lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 5.A above.

            D.    Notification.

                  In order that the indemnification provisions contained in this
                  Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


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Article 6.  Term.

      This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Trustees of the Trust, including a majority of the members of the Board of Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan or in any related documents to the Plan ("Disinterested Trustees") cast in person at a meeting called for that purpose.

Article 7.  Termination of Agreement.

      Notwithstanding Article 6, this Agreement may be terminated as follows:

            (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to BankBoston;

            (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

            (c) by either party without cause upon sixty (60) days' written notice to the other.

Article 8.  Amendments to the Agreement.

      This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Trust.

Article 9.  Amendments to the Plan.

      In the event an issue pertaining to the Plan is submitted to the shareholders of the Trust for their approval, BankBoston will vote any shares held for its own account in the same proportion as the vote of those shares held for its customers' accounts.

Article 10.  Interpretive and Additional Provisions.

      In connection with the operation of this Agreement, BankBoston and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Declaration of Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 11.  Miscellaneous.

Massachusetts Law to Apply.

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.


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Article 12.  Notices.

      Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Trust at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, or to BankBoston at 100 Federal Street, Boston, Massachusetts 02110, or to such other address as the Trust or BankBoston may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 13.  Counterparts.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 14.  Limitations of Liability of Trustees and Shareholders of the Trust.

      The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

Article 15.  Merger of Agreement.

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereto whether oral or written.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


ATTEST:                                              FEDERATED MUNICIPAL TRUST



/s/ Anthony R. Bosch                                 By:  /s/ Glen R. Johnson
Title:  Assistant Secretary                          Title:  President


ATTEST:                                              BANKBOSTON, N.A.



/s/ Michael Fairfield                                By: illegible signature
Title:                                               Title:  Managing Director


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                                   SCHEDULE A

                         Shareholder Services Agreement

                                     between

                            FEDERATED MUNICIPAL TRUST

                                       and

                                BANKBOSTON, N.A.


                      Federated Municipal Trust (the "Trust") on behalf of the following classes:


                                      Name

                       Massachusetts Municipal Cash Trust
                             Boston 1784 Fund Shares


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                                   SCHEDULE B

                         Shareholder Services Agreement

                                     between

                            FEDERATED MUNICIPAL TRUST

                                       and

                                BANKBOSTON, N.A.


                      COMPENSATION FOR SHAREHOLDER SERVICES


For the services described in this Agreement, the Trust agrees to pay BankBoston, N.A. monthly computed at an annual fee of 25 basis points of average daily net assets held during the month of the Funds or Classes thereof listed on Schedule A hereto. BankBoston, N.A. may voluntarily waive all or a portion of its fee at any time without notice.